Exhibit 99.1

December 23, 2020

GreenBox POS Closes $2.66 Million Private Placement

SAN DIEGO, CA / ACCESSWIRE / December 23, 2020 / GreenBox POS (OTCQB:GRBX) ("GreenBox" or "the Company"), an emerging financial technology company leveraging proprietary blockchain security to build customized payment solutions, today announced that it has completed a private placement of approximately 3.8M restricted registered shares for aggregate net proceeds of $2.66 million to the Company at $0.80 cents per share. The Company intends to use the net proceeds from the private placement for development resources for upgrades to its software technology platform.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as the exclusive placement agent for the transaction.

Under the terms of the placement, 1.8M of the shares in this transaction were jointly contributed by Chairman, Ben Errez, and CEO, Fredi Nisan, for the sole benefit of the Company and to reduce potential dilution.

The securities offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A, to accredited investors in the United States pursuant to Regulation D, and to investors outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). Some of the Company previous investors also participated in this transaction.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GreenBox POS

GreenBox POS (OTCQB:GRBX) is an emerging financial technology company leveraging proprietary blockchain security to build customized payment solutions. The Company's applications enable an end-to-end suite of turnkey financial products, reducing fraud and improving the efficiency of handling large-scale commercial processing volumes for its merchant clients globally. For more information, please visit the Company's website at www.greenboxpos.com.

Forward-Looking Statements Disclaimer

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set out in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

Investor Relations Contact

Mark Schwalenberg
MZ Group - MZ North America
312-261-6430
GRBX@mzgroup.us
www.mzgroup.us

SOURCE: GreenBox POS, LLC